Exhibit 10.52

AMENDMENT NO. 2

TO

BRIDGE LOAN WAREHOUSING CREDIT AND SECURITY AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment”) is entered into as of February 26, 2016, by and among ACRC LENDER B LLC, a Delaware limited liability company (the “Borrower”), the Persons party to the Credit Agreement (as defined herein) from time to time as lenders (the “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as a Lender and in its capacity as administrative agent for the Lenders under the Credit Agreement (in its capacity as administrative agent, the “Administrative Agent”).

RECITALS

Reference is made to the following:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Bridge Loan Warehousing Credit and Security Agreement, dated as of May 27, 2015 (as amended, restated, supplemented, extended, renewed or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed to them in the Credit Agreement;

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent add MF Property (as defined below) as a type of Property; and

WHEREAS, in response to such request, the parties have agreed to amend the Credit Agreement solely upon the terms and conditions set forth herein, it being the intention of the parties that such amendments shall not constitute a novation of the obligations of the Borrower under the Credit Agreement and the other Loan Documents.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Borrower, the Lenders and the Administrative Agent, the parties hereto agree as follows:

Section 1.              Amendments to Credit Agreement.

Section 1.1.           Additional Definition.  The Credit Agreement is hereby amended by adding the following definition to Section 12.1 of the Credit Agreement in the appropriate alphabetical order:

“‘MF Property’ means a Multifamily Property consisting of general or affordable multifamily housing that is not an AL Property, an IL Property, a SN Property, student housing, a manufactured housing community or other dedicated housing.”

Section 1.2.           Definition of Applicable Margin.  The definition of “Applicable Margin” set forth in Section 12.1 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“‘Applicable Margin’ means, with respect to LIBOR Loans and Alternative Base Rate Loans, the applicable interest rate margin per annum with respect to each Warehousing Advance, as determined pursuant to the below pricing grid, based on whether the Warehousing Advance relates to an AL Property, an IL Property, a MF Property or a SN Property:

Type of Property	Applicable Margin
AL Property	250	bps
IL Property	225	bps
MF Property	225	bps
SN Property	275	bps ”

Section 1.3.           Definition of Property.  The definition of “Property” set forth in Section 12.1 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“‘Property’ means an AL Property, an IL Property, a MF Property or a SN Property.”

Section 1.4.           Definition of Underwriting Guidelines. The definition of “Underwriting Guidelines” set forth in Section 12.1 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“‘Underwriting Guidelines’ means Borrower’s policies and procedures for underwriting Mortgage Loans secured by Multifamily Properties, constituting AL Properties, IL Properties, MF Properties or SN Properties for a Targeted Permanent Loan Program, as in effect on the date of this Agreement, a copy of which has been provided to and approved by Administrative Agent, as the same may be modified from time to time in accordance with this Agreement.”

Section 1.5.           Warehousing Advance Debt Service Coverage Ratio Covenants.

(a)           Section 3.3(f) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(f)          If the Warehousing Advance Debt Service Coverage Ratio with respect to any Pledged Loan is less than (i) 1.50 to 1.00 for an AL Property, (ii) 1.40 to 1.00 for an IL Property, (iii) 1.20 to 1.00 for a MF Property, or (iv) 1.60 to 1.00 for a SN Property, as of the

last day of any Fiscal Quarter, the Borrower shall prepay the related Warehousing Advance, within five (5) Business Days after such testing was required to be reported, by at least an amount such that, if such prepayment had been made as of the applicable testing date, the Warehousing Advance Debt Service Coverage Ratio with respect to such Pledged Loan would have been at least (w) 1.50 to 1.00 for an AL Property, (x)1.40 to 1.00 for an IL Property, (y) 1.20 to 1.00 for a MF Property, or (z) 1.60 to 1.00 for a SN Property, as of such quarterly testing date.”

(b)           Section 8.1(w) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(w)        As of the date of closing of the Mortgage Loan against which a Warehousing Advance is being made and as of the date such Warehousing Advance is made the Warehousing Advance Debt Service Coverage Ratio must be at least (i) 1.50 to 1.00 with respect any AL Property, (ii) 1.40 to 1.00 for any IL Property, (iii) 1.20 to 1.00 for any MF Property, and (iv) 1.60 to 1.00 for any SN Property.  For the purposes of calculating Warehousing Advance Debt Service Coverage Ratio, (y) the Property EBITDA shall be determined on a trailing twelve month basis, and (z) the Testing Debt Service Amount shall be determined using the total outstanding amount of the related Warehousing Advances for the subject Mortgage Loan.”

Section 1.6.           Warehousing Advance-to-Mortgage Loan Ratio Covenant.  Section 3.3(g) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(g)         If the Warehousing Advance-to-Mortgage Loan Ratio exceeds (i) 65% for any AL Property, (ii) 70% for any IL Property, (iii) 80% for any MF Property, or (iv) 65% for any SN Property, as of the last day of the second or fourth Fiscal Quarters of any Fiscal Year, Borrower shall prepay such Warehousing Advance, within five (5) Business Days after such quarterly testing date was required to be reported, by at least an amount such that, if such prepayment had been made as of the applicable testing date, the Warehousing Advance-to-Mortgage Loan Ratio would not exceed (w) 65% for any AL Property, (x) 70% for any IL Property, (y) 80% for any MF Property, or (z) 65% for any SN Property, as of such semi-annual testing date.”

Section 1.7.           Warehousing Advance-to-Appraised Value Ratio Covenants.

(a)           Section 5.2(k) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(k)         The Warehousing Advance-to-Appraised Value Ratio with respect to such Warehousing Advance and the related Pledged Loan shall not exceed (i) 52% for any AL Property, (ii) 56% for any IL Property, (iii) 64% for any MF Property, and (iv) 52% for any SN Property.”

(b)           Section 5.3(g) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(g)         The Warehousing Advance-to-Appraised Value Ratio with respect to such Subsequent Warehousing Advance and the related Pledged Loan shall not exceed (i) 52% for any AL Property, (ii) 56% for any IL Property, (iii) 64% for any MF Property, and (iv) 52% for any SN Property.”

Section 1.8.           Underlying Debt Service Coverage Ratio Covenant.  Section 8.1(x) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(x)         As of the date of closing of the Mortgage Loan against which a Warehousing Advance is being made and as of the date such Warehousing Advance is made the Underlying Debt Service Coverage Ratio must be at least (i) 1.30 to 1.00 for an IL Property, (ii) 1.40 to 1.00 for an AL Property, (iii) 1.00 to 1.00 for a MF Property, and (iv) 1.50 to 1.00 for a SN Property.  For the purposes of calculating Underlying Debt Service Coverage Ratio, (y) the Property EBITDA shall be determined on a trailing twelve month basis, and (z) the Mortgage Loan debt service shall be determined based on the then outstanding principal amount of such Mortgage Loan taking into account any Mortgage Loan advance then being made.”

Section 1.9.           Amendment to Exhibit A.  Exhibit A to the Credit Agreement is hereby amended by deleting Schedule 1 contained therein in its entirety and replacing it with Schedule 1 attached hereto as Exhibit A.

Section 1.10.         Amendment to Exhibit B.  Exhibit B to the Credit Agreement is hereby amended by adding “ MF Property” directly below the reference to “Independent Living” contained therein.

Section 1.11.         Amendment to Exhibit C.  Exhibit C to the Credit Agreement is hereby amended by adding “, MF Property” directly after the reference to “IL Property” contained in Section II.1 therein.

Section 1.12.         Amendments to Exhibit E.

(a)           Section B(f) of Exhibit E to the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(f)          Advance Rate:  The amount of the Warehousing Advance (including the aggregate cumulative amount of Warehousing Advances made with respect to a Multiple Advance Mortgage Loan) will not exceed either (a) (i) 52% for any AL Property, (ii) 56% for any IL Property, (iii) 64% for any MF Property, or (iv) 52% for any SN Property, of the most recent “as is” appraised value of the Mortgaged Property with respect to the particular Mortgage Loan based upon a third party MAI appraisal, reviewed and approved by the Administrative Agent; and (b) (i) 65% for any AL Property, (ii) 70% for any IL Property, (iii) 80% for any MF Property, or (iv) 65% for any SN Property, of the outstanding principal amount of the Mortgage Note (as may be applicable with respect to any Warehousing Advance, the ‘Advance Rate’).”

(b)           Section B(g) of Exhibit E to the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(g)         Warehousing Advance Debt Service Coverage Ratio:  The Warehousing Advance Debt Service Coverage Ratio must be at least (a) 1.50 to 1.00 for any AL Property, (b) 1.40 to 1.00 for any IL Property, (c) 1.20 to 1.00 for any MF Property, or (d) 1.60 to 1.00 for any SN Property, as of the Advance Date.  For purposes of calculating Warehousing Advance Debt Service Coverage Ratio, (i) the Property NOI shall be determined on a trailing twelve (12) month basis, annualized and normalized, and (ii) the Testing Debt Service Amount shall be determined using the total outstanding principal amount of the related Warehousing Advance(s) with respect to the subject Mortgage Loan.”

(c)           Section B(h) of Exhibit E to the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(h)         Maximum Underlying Loan-to-Value Ratio and Loan-to-Cost Ratio:  The Underlying Loan-to-Value Ratio may not exceed 80%, and the Loan-to-Cost Ratio (other than for any MF Property) may not exceed 80%.  The Loan-to-Cost Ratio for any MF Property may not exceed 90%.”

(d)           Section B(i) of Exhibit E to the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(i)          Underlying Debt Service Coverage Ratio:  The Underlying Debt Service Coverage Ratio must be at least (a) 1.40 to 1.00 for any AL Property, (b) 1.30 to 1.00 for any IL Property, (c) 1.00 to 1.00 for any MF Property, or (d) 1.50 to 1.00 for any SN Property.  For purposes of calculating Underlying Debt Service Coverage Ratio, (i) the Property EBITDA shall be determined on a trailing twelve (12) month basis, annualized and normalized, and (ii) the Mortgage Loan debt service shall be determined based on the outstanding principal amount of such Mortgage Loan.”

(e)           Section B(k)(iii) of Exhibit E to the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(iii)        (A) Based upon the updated appraised value of the Mortgaged Property, and the updated assessment, the Advance Rate would not be exceeded, (B) the Warehousing Advance Debt Service Coverage Ratio as of the last day of the calendar month of the otherwise expiring Warehouse Period is at least (i) 1.50 to 1.00 for any AL Property, (ii) 1.40 to 1.00 for any IL Property, (iii) 1.20 to 1.00 for any MF Property, or (iv) 1.60 to 1.00 for any SN Property, and (C) the Mortgaged Property must continue to satisfy, on a proforma basis as of the maturity date of the Pledged Loan, the requirements of the Targeted Permanent Loan Program, unless the Borrower makes a partial prepayment of the Warehousing Advance in an amount necessary so that all of the preceding conditions in this clause (iii) are satisfied.”

Section 2.              Ratification.  Except as hereby amended, the Credit Agreement, all other Loan Documents and each provision thereof are hereby ratified and confirmed in every respect and shall continue in full force and effect, and this Amendment shall not be, and shall not be deemed to be, a waiver of any Default or Event of Default, or of any covenant, term or provision of the Credit Agreement or the other Loan Documents.

Section 3.              Representations and Warranties.  The Borrower represents and warrants to the Lenders as of the effective date of this Amendment that, assuming the due execution and delivery of this Amendment:  (a) no Default or Event of Default is in existence, from and after, or will result from, the execution and delivery of this Amendment or the consummation of any transactions contemplated hereby; (b) each of the representations and warranties of the Borrower in the Credit Agreement and the other Loan Documents is true and correct in all material respects on the effective date of this Amendment (except for representations and warranties limited as to time or with respect to a specific event, which representations and warranties shall continue to be limited to such time or event); and (c) this Amendment and the Credit Agreement (as amended by this Amendment) are legal, valid and binding agreements of the Borrower and are enforceable against it in accordance with their terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other Laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.              Conditions Precedent.  The representations, warranties, covenants and agreements set forth in this Amendment are conditional and this Amendment shall not be effective until the Administrative Agent receives (a) fully-executed counterpart originals of this Amendment, and (b) payment by the Borrower of all of the Administrative Agent’s fees, costs and expenses associated with the preparation, negotiation, execution and delivery and administration of this Amendment and the Credit Agreement accrued through the date hereof, including, without limitation, the Administrative Agent’s reasonable attorney fees.

Section 5.              Counterparts.  This Amendment may be executed and delivered in any number of counterparts with the same effect as if the signatures on each counterpart were upon the same instrument.

Section 6.              Amendment as Loan Document.  Each party hereto agrees and acknowledges that this Amendment constitutes a “Loan Document” under and as defined in the Credit Agreement.

Section 7.              Successors and Assigns.  This Amendment shall be binding upon each of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of each of the Lenders’ and the Administrative Agent’s respective successors and assigns.

Section 8.              Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

Section 9.              Expenses.  The Borrower agrees to promptly reimburse the Administrative Agent and the Lenders for all reasonable expenses, including, without limitation, reasonable fees and expenses of outside legal counsel, it has heretofore incurred or hereafter incurs in connection with the preparation, negotiation and execution of this Amendment and all other instruments, documents and agreements executed and delivered in connection with this Amendment.

Section 10.            Integration.  This Amendment contains the entire understanding of the parties hereto with regard to the subject matter contained herein.  This Amendment supersedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every nature whatsoever with respect to the matters referred to in this Amendment, all of which have become merged and finally integrated into this Amendment.  Each of the parties hereto understands that in the event of any subsequent litigation, controversy or dispute concerning any of the terms, conditions or provisions of this Amendment, no party shall be entitled to offer or introduce into evidence any oral promises or oral agreements between the parties relating to the subject matter of this Amendment not included or referred to herein and not reflected by a writing included or referred to herein.

Section 11.            No Course of Dealing.  The Administrative Agent and the Lenders have entered into this Amendment on the express understanding with the Borrower that in entering into this Amendment the Administrative Agent and the Lenders are not establishing any course of dealing with the Borrower.  The Administrative Agent’s and the Lenders’ rights to require performance pursuant to and in accordance with all of the terms and conditions of the Credit Agreement and the other Loan Documents shall not in any way be impaired by the execution of this Amendment.  None of the Administrative Agent and the Lenders shall be obligated in any manner to execute any further amendments or waivers and if such waivers or amendments are requested in the future, assuming the terms and conditions thereof are satisfactory to them, the Administrative Agent and the Lenders may require the payment of fees in connection therewith.

Section 12.  Governing Law; Jurisdiction; Waiver of Jury Trial.  This Amendment shall be governed by the provisions of the Credit Agreement pertaining to governing law, jurisdiction and waiver of jury trial.  In furtherance of the foregoing, the provisions of Sections 11.5, 11.11 and 11.12 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to Bridge Loan Warehousing Credit and Security Agreement to be duly executed by their duly authorized officers or representatives, all as of the date first above written.

BORROWER:

ACRC LENDER B LLC,
a Delaware limited liability company

By:	/s/ Anton Feingold
Name: Anton Feingold
Title: Vice President

ADMINISTRATIVE AGENT AND
SOLE LENDER:

BANK OF AMERICA, N.A,
a national banking association,

By:	/s/ Andrew Blomstedt
Name: Andrew Blomstedt
Title: SVP

By executing this Amendment No. 2 in the space provided below, the Guarantor hereby ratifies and confirms the Guaranty in every respect and acknowledges that the Guaranty continues in full force and effect, and that the consent and agreements set forth therein do not establish any course of dealing among the parties.

GUARANTOR:

ARES COMMERCIAL REAL ESTATE CORPORATION

By:	/s/ Anton Feingold
Name: Anton Feingold
Title: Vice President

Signature Page to Amendment No. 2 to
Bridge Loan Warehousing Credit and Security Agreement

EXHIBIT A

Schedule 1 to Exhibit A

[See attached.]

SCHEDULE 1

Approval Request

Project Borrower
Project / Sponsor Name
Borrower Contact info.
Project Address
Project completion date
Borrower maximum loan amount (may not exceed $35,000,000)
Construction Escrow Holdback
Underwritten FHA, Fannie Mae or Freddie Mac Permanent Loan Amount
Requested Warehousing Advance Amount for Single Advance Mortgage Loan(1) (may not be less than $5,000,000 and may not exceed $24,500,000)
Requested Total Approved Warehousing Advance Amount for Multiple Advance Mortgage Loan (may not be less than $5,000,000 and may not exceed $24,500,000)
Anticipated Warehousing Advance date
Borrower Loan Initial Maturity
Borrower Loan Extended Maturity

Warehousing Advance Request Review:

Item	Guideline	Actual / Comment	Complies (Y or N)
Targeted Permanent Loan Program	Must be Fannie Mae, Freddie Mac, HUD or FHA

Applicable Expected Permanent Loan Amount	Must be equal to or greater than the aggregate outstanding Warehousing Advances for the specific Mortgage Loan

Warehousing Advance Amount	An amount not to exceed (i) (w) 52% for any AL Property, (x) 56% for any IL Property, (y) 64% for any MF Property, or (z) 52% for any SN Property, of the most recent “as is”

(1) A Warehousing Advance Request must be delivered to Lender in accordance with Section 2.l(b) of the Agreement.

appraised value of the Mortgaged Property related to the particular Mortgage Loan based upon a third party MAl appraisal, reviewed and approved by the Administrative Agent; and (ii) (w) 65% for any AL Property, (x) 70% for any IL Property, (y) 80% for any MF Property, or (z) 65% for any SN Property, of the outstanding principal amount of the Mortgage Note (as may be applicable with respect to any Warehousing Advance, the “Advance Rate”).

Warehousing Advance Debt Service Coverage Ratio must be equal to or greater than (A) 1.50x for any AL Property, (B) 1.40x for any IL Property, (C) 1.20x for any MF Property, and (D) 1.60x for any SN Property

Borrower Loan Amount

Underlying Debt Service Coverage Ratio must be equal to or greater than (i) 1.40x for any AL Property, (ii) 1.30x for any IL Property, (iii) 1.00x for any MF Property, and (iv) 1.50x for any SN Property

Each of the Loan-to-Cost Ratio (other than for any MF Property) and Underlying Loan-to-Value Ratio must be less than or equal to 80%. The Loan-to-Cost Ratio for any MF Property must be less than or equal to 90%.

Pro forma Property NOI	Must be reasonably believed by Borrower to be sufficient for Targeted Permanent Loan Program

Amount of Borrower Loan designated for Property rehab	<15% of Cost

Subordinate	Not permitted, other than (i)	N/A	N/A

Financing/Mezz Financing

customary trade payables; and, (ii) to the extent approved by the Administrative Agent, (a) accounts receivable or other working capital facilities or (b) mezzanine financing directly or indirectly affecting or related to the related Mortgaged Property or the direct or indirect ownership interests in the related mortgagor

FIRREA Compliant Appraisal Report	Required	Appraisal Dated:

Environmental Report	Required	ESA Dated:

Property Condition Report	Required	PCR Dated: